FORM 3
        U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
                WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
                 INITIAL STATEMENT OF                |_____________________|
          BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                     |EXPIRES:             |
                                                     | SEPTEMBER 30, 1998  |
      Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,             |BURDEN HOURS         |
       Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
         Holding Company Act of 1935                 |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
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1. Name and Address of Reporting Person

      Sunbeam Corporation
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       (Last)                      (First)                    (Middle)

       1615 South Congress Avenue, Suite 200
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                                  (Street)

      Delray Beach, FL 33445
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       (City)                      (State)                      (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

      April 3, 1998
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3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)


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4. Issuer Name and Ticker or Trading Symbol

      First Alert, Inc. "ALRT"
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5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
   ( ) DIRECTOR
   (x) 10% OWNER
   ( ) OFFICER (GIVE TITLE BELOW)
   ( ) OTHER (SPECIFY TITLE BELOW)


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6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

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7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
   _X_FORM FILED BY ONE REPORTING PERSON
   ___FORM FILED BY MORE THAN ONE REPORTING PERSON




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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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|1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
|   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
|                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
|                    |   OWNED       |   OR INDIRECT|                       |
|                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
|                    |               |   5)         |                       |
|--------------------|---------------|--------------|-----------------------|

                                                    Through Sentinel
                                                    Acquisition Corp., a
Common Stock, par                                   wholly owned, indirect
value $0.01 per share   23,288,440        I         subsidiary of Sunbeam
                                                    Corporation.
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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
       (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)


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2. Date Exercisable and Expiration Date (Month/Day/Year)
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         Date Exercisable                          Expiration Date
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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
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                Title                         Amount of Number of Shares
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4. Conversion or Exercise Price of Derivative Security

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5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr.
   5)


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6. Nature of Indirect Beneficial Ownership (Instr. 5)


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   EXPLANATION OF RESPONSES:






      /s/ Janet Kelley                                April 9, 1998
   ----------------------------------------           --------------
   Name: Janet Kelley                                      Date
         Vice President and General Counsel
         **  SIGNATURE OF REPORTING PERSON

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
       SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).


  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOR REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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